Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181339

The information in this preliminary prospectus supplement is not complete and may be changed. We are not using this preliminary prospectus supplement or the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 20, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated May 11, 2012)

$

$            % Senior Notes due

$            % Senior Notes due

$            % Senior Notes due

We are offering $         aggregate principal amount of our     % senior notes due                  (the”                 notes”), $         aggregate principal amount of our     % senior notes due                  (the “                 notes”) and $         aggregate principal amount of our     % senior notes due                  (the “                 notes,” and, together with the                  notes and the                  notes, the “notes”). The                  notes will mature on             ,         , the                  notes will mature on             ,         , and the                  notes will mature on             ,         . We will pay interest on the notes semi-annually on each                  and             ,          commencing on             , 2014. We may redeem some or all of the notes of any or all series of notes at any time and from time to time at the “make whole” redemption price described under the heading “Description of the Notes—Optional Redemption.” If we experience a “change of control repurchase event,” unless we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes from holders.

The notes will be our senior unsecured obligations, and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total	Per Note	Total	Per Note	Total	Total

Public offering price(1)%		$	%	$	%	$	$

Underwriting discount	%	$	%	$	%	$	$

Proceeds, before expenses, to us	%	$	%	$	%	$	$

(1)	Plus accrued interest from , 2014 if settlement occurs after that date.

We expect to deliver the notes to investors in registered book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about             , 2014.

Joint Book-Running Managers

J.P. Morgan BNP PARIBAS	RBS Citigroup

            , 2014

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized and the documents incorporated by reference that are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to in this prospectus supplement will be made available to prospective investors at no cost upon request to us.

Unless the context requires otherwise, the terms “Whirlpool,” “we,” “our,” and “us” refer to Whirlpool Corporation, including its subsidiaries.

S-ii

Cautionary statement about forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this prospectus supplement, the accompanying prospectus, the information incorporated herein by reference, and other written and oral statements made from time to time by us or on our behalf are based on current projections about operations, industry conditions, financial condition, and liquidity, may not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “may,” “could,” “will,” “should,” “possible,” “plan,” “predict,” “forecast,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “may impact,” “on track,” and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Forward-looking statements in this document or in the information incorporated herein by reference may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from our forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) our ability to continue our relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) risks associated with acquisitions and other investments; (4) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (5) product liability and product recall costs; (6) inventory and other asset risk; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (8) the uncertain global economy; (9) our ability to achieve our business plans, productivity improvements, cost control, price increases, leveraging of our global operating platform, and acceleration of the rate of innovation; (10) our ability to maintain our reputation and brand image; (11) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and our ability to offset cost increases; (12) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (13) the effects and costs of governmental investigations or related actions by third parties; (14) our ability to obtain and protect intellectual property rights; (15) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to us in a timely and cost-effective manner; (16) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post-retirement benefit plans; (17) information technology system failures and data security breaches; (18) the impact of labor relations; (19) our ability to attract, develop and retain executives and other qualified employees; (20) changes in the legal and regulatory environment including environmental and health and safety regulations; and (21) our ability to manage foreign currency fluctuations.

S-iii

Except as required by law, we undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these factors can be found in our periodic filings with the SEC, including our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC.

S-iv

Prospectus supplement summary

Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2013 and net earnings available to Whirlpool of $827 million in 2013. We are a leading producer of major home appliances in North America and Latin America and have a significant presence throughout Europe and India. We manufacture products in 11 countries and markets products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Brastemp, Consul and other major brand names. Our geographic segments consist of North America, Latin America, EMEA (Europe, Middle East and Africa) and Asia.

Our principal executive offices are located at 2000 North M-63, Benton Harbor, Michigan 49022-2692 and our telephone number is (269) 923-5000.

The offering

The following summary is a summary of the notes, and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Whirlpool Corporation.

Notes Offered	$ aggregate principal amount of % senior notes due .
$ aggregate principal amount of % senior notes due .
$ aggregate principal amount of % senior notes due .

Maturity	The notes will mature on , .
The notes will mature on , .
The notes will mature on , .

Interest	The notes will bear interest from , 2014 at the rate of % per year, payable semi-annually in arrears.
The notes will bear interest from , 2014 at the rate of % per year, payable semi-annually in arrears.
The notes will bear interest from , 2014 at the rate of % per year, payable semi-annually in arrears.

Interest Payment Dates	and of each year, commencing on , 2014.

Ranking	The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured debt and will rank senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of December 31, 2013, our subsidiaries had $73 million of indebtedness. See “Description of Notes” in this prospectus supplement.

Optional Redemption	We may redeem the notes of any or all series of notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), plus basis points, in the case of the notes, basis points, in the case of the notes, and basis points, in the case of the notes;

plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Offer to Repurchase Upon a Change of Control Repurchase Event	If a Change of Control Repurchase Event (as defined under “Description of Notes—Certain Definitions”) occurs, we will be required, unless we have exercised our right to redeem the notes, to make an offer to each holder of notes to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	create liens; and
•	enter into sale and leaseback transactions.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the repayment of $100 million aggregate principal amount of our 6.45% Maytag medium-term notes that mature on August 15, 2014 and $500 million aggregate principal amount of our 8.6% senior notes that mature on May 1, 2014. See “Use of Proceeds.”

Additional Notes	We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of the applicable series of notes, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes of a series. Any additional debt securities having such similar terms, together with the notes of such series, will constitute a single series of securities under the indenture.

Denomination and Form

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System (“Euroclear”), will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-5 and the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Trustee	U.S. Bank National Association (as successor to Citibank, N.A.).

Governing Law	New York.

Risk factors

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in the documents incorporated by reference into the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision with respect to the notes. You should also note that these risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may have a negative impact on our business operations. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment in the notes.

Ratings of the notes may not reflect all of the risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of our notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a potential downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

There may be no public trading market for the notes.

There is no existing market for the notes and we have not applied and do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

If you are able to resell your notes, many factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

•	the market for similar securities;
•	the level, direction and volatility of market interest rates;
•	outstanding amount of the notes;
•	the redemption and repayment features of the notes to be sold; and
•	the time remaining to maturity of your notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Effective subordination of the notes may reduce amounts available for payment of the notes.

While we are not a holding company, we conduct some of our operations through our subsidiaries. As of December 31, 2013, our subsidiaries had indebtedness of $73 million. Holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes.

In addition, the notes will be unsecured. As of December 31, 2013, we had no significant secured debt outstanding. If in the future, we default on any then-existing secured debt, the holders thereof may foreclose on the assets securing our secured debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any of our secured debt outstanding at the time of an event of default also would have priority over unsecured creditors in the event of our liquidation, bankruptcy or similar proceeding. In the event of such a proceeding, the holders of our secured debt, if any, would be entitled to proceed against our pledged collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any secured debt that we may have now or in the future.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could have a negative impact on holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness. The terms of the indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to certain exceptions. See “Description of Notes—Certain Covenants—Limitations on Liens” and “Description of Notes—Certain Covenants—Restriction on Sales and Leasebacks.” In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing subordinated indebtedness or common stock or transferring assets to our parent if we were to form a holding company, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

If we redeem notes when prevailing interest rates are lower than the rate borne by the notes, you likely would not be able to reinvest the redemption proceeds in a comparable security at as high an effective interest rate.

We may choose to redeem your notes from time to time. If prevailing rates are lower at the time of redemption, you likely would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as then-current interest rate on the notes being redeemed.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may not have the funds to repurchase the notes upon a change of control repurchase event as may be required by the notes.

Upon the occurrence of a Change of Control Repurchase Event (as defined below under “Description of Notes—Certain Definitions”), unless we have exercised our right to redeem the notes, subject to certain conditions, we will be required to make an offer to each holder of notes to repurchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest thereon to the date of repurchase. The source of funds for that repurchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from those sources will be available at the time a Change of Control Repurchase Event occurs, requiring us to repurchase the notes tendered.

Accordingly, it is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the notes or our other debt securities. It is also possible that restrictions in our credit agreement will not allow such repurchases. See “Description of Notes—Repurchase Upon a Change of Control” for additional information.

Use of proceeds

We expect the net proceeds from the sale of the notes to be approximately $         million, after deduction of our offering expenses and underwriting discounts. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the repayment of $100 million aggregate principal amount of our 6.45% Maytag medium-term notes that mature on August 15, 2014 and $500 million aggregate principal amount of our 8.6% senior notes that mature on May  1, 2014.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges and pro forma ratio of earnings to fixed charges giving effect to this offering and the use of proceeds as described herein for each of the periods presented. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of income (loss) before income taxes before adjustment for fixed charges. “Fixed charges” consist of the portion of rents representative of the interest factor, interest on indebtedness and amortization of debt financing fees.

	Year Ended December 31,
	2013	2012	2011		2010	2009

Ratio of earnings to fixed charges	5.0	3.2	0.9	(1)	3.1	2.1
Pro forma ratio of earnings to fixed charges		—	—		—	—

(1) Earnings for the year ended December 31, 2011 did not cover fixed charges. The coverage difference was approximately $28 million.

Description of notes

The following description is a summary of the material provisions of the notes and the indenture. It does not restate those instruments and agreements in their entirety. We urge you to read those instruments and agreements because they, and not this description, define your rights as holders of notes. You may obtain a copy of the indenture from us by writing to us at Whirlpool Corporation, 2000 North M-63, Benton Harbor Michigan 49022, Attn: Investor Relations. The notes will have the terms described below. Capitalized terms used but not defined below or under “—Certain Definitions” have the meanings given to them in the indenture relating to the notes.

General terms of the notes

The notes being offered by this prospectus supplement and the accompanying prospectus will be issued under an indenture between us and U.S. Bank National Association (as successor to Citibank, N.A.), as trustee, dated March 20, 2000 (as may be amended, supplemented or amended and restated from time to time). This prospectus supplement refers to U.S. Bank National Association as the “trustee.” The indenture is subject to and governed by the Trust Indenture Act of 1939.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us subject to certain limited exceptions. See “—Limitations on Liens” and “—Restrictions on Sales and Leasebacks.”

The original principal amount of the                 notes will be $        , the original principal amount of the                 notes will be $        , and the original principal amount of the                 notes will be $        .

We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of the applicable series of notes, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the notes of a series. Any additional debt securities having such similar terms, together with the notes of such series, will constitute a single series of securities under the indenture.

The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured debt and will rank senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of December 31, 2013, our subsidiaries had $73 million of indebtedness.

The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 thereof.

The                  notes will mature on             ,         , the                  notes will mature on             ,         , and the                  notes will mature on             ,         .

The                 notes will bear interest at the rate of     % per year, the                 notes will bear interest at the rate of     % per year, and the                  notes will bear interest at the rate of     % per year. Interest on the notes will accrue from             , 2014 and be payable semi-annually in arrears on                 and                  of each year, commencing             , 2014 to the persons in whose

names the notes were registered at the close of business on the immediately preceding                  and                 , respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Any payment otherwise required to be made in respect of the notes on a date that is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. The notes will be available only in book-entry form. Refer to “Book-Entry Delivery and Form.”

We will initially appoint the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Optional redemption

The notes of any or all series of notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•

the sum of the present value of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, as determined by the Quotation Agent (as defined below), plus basis points, in the case of the                 notes, basis points, in the case of the                 notes, and basis points, in the case of the                 notes;

plus, in each case, accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate or in accordance with applicable DTC procedures.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Offer to repurchase upon a change of control repurchase event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of $1,000) of their notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of

Whirlpool and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Whirlpool to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Whirlpool and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain covenants

Limitations on liens

We have agreed that, so long as any of the notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, secure indebtedness for money borrowed (hereinafter referred to as “Debt”) by placing a Lien on any Principal Property now or hereafter owned or leased by us or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary without equally and ratably securing all of the notes, unless after giving effect thereto (1) the aggregate principal amount of all such secured Debt then outstanding plus (2) all Attributable Debt of Whirlpool and its Restricted Subsidiaries in respect of sale and leaseback transactions described below under “—Restrictions on Sales and Leasebacks” covering Principal Properties, other than sale and leaseback transactions permitted under clause (b) of “—Restrictions on Sales and Leasebacks,” would not exceed an amount equal to 10% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there shall be excluded in computing secured Debt for purposes of this restriction, certain permitted Liens, including:

•	Liens existing as of the date of the indenture on property or assets of Whirlpool or any of its Restricted Subsidiaries;

•	Liens on property or assets of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	Liens on property or assets or shares of stock or Debt existing at the time of acquisition and certain purchase money or similar Liens;

•	Liens to secure certain development, operation, construction, alteration, repair or improvement costs;

•	Liens in favor of, or which secure Debt owing to, Whirlpool or a Restricted Subsidiary;

•	Liens in connection with government contracts, including the assignment of moneys due or to come due thereon;

•	certain Liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money;

•	Liens on property securing tax-exempt obligations issued by a domestic governmental issuer to finance the cost of acquisition or construction of such property; and

•	extensions, substitutions, replacements or renewals of the foregoing.

Restrictions on sales and leasebacks

We have agreed that, so long as any of the notes remain outstanding, we will not, nor will we permit any Restricted Subsidiary to, enter into any sale and leaseback transaction, except a lease for a period not exceeding three years, after the date of the indenture covering any Principal Property which was or is owned or leased by us or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after such property has been owned by us or such Restricted Subsidiary and completion of construction and commencement of full operation thereof, unless (a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the indenture (other than those the proceeds of which are applied to reduce indebtedness under clause (b) below), plus the aggregate principal amount of then outstanding secured Debt not otherwise permitted or excepted without equally and ratably securing the debt securities, does not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of the net proceeds of the sale or the fair market value of the Principal Property leased is applied within 120 days after the sale or transfer to the voluntary retirement of Funded Debt of the Company (including debt securities constituting Funded Debt).

Events of default

The following are Events of Default under the indenture with respect to the notes:

•	a failure to pay any interest on any note when due and payable, and continuance of such failure for a period of 30 days;

•

failure to pay the principal on any note as and when the same shall become due and payable either at maturity, upon redemption, other than with respect to a sinking fund payment, by declaration or otherwise;

•	failure to deposit any sinking fund payment when due in respect of the notes, and continuance of such failure for a period of 30 days;

•

default in the performance, or breach, of any other covenant or warranty of Whirlpool relating to the notes and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the Holders of at least 25% in principal amount of the Outstanding Securities of that series;

•

failure to pay any portion of the principal of any indebtedness for money borrowed by Whirlpool which indebtedness is in excess of $50,000,000 outstanding principal amount, when due and payable after the expiration of any applicable grace period with respect thereto or the acceleration of such indebtedness, if such acceleration is not annulled within 10 days after written notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization of Whirlpool.

The indenture provides that the trustee shall notify the holders of notes of all defaults actually known to a responsible officer of the trustee and affecting those notes within 90 days after the occurrence of a default unless the defaults shall have been cured before the giving of the notice. The term “default” or “defaults” means any event or condition which is, or with notice or lapse of time or both would become, an Event of Default. The indenture provides that notwithstanding the foregoing, except in the case of a default in the payment of the principal of or interest on any of the notes, the trustee shall be protected in withholding such notice if the trustee determines in good faith that the withholding of such notice is in the interest of the holders of the notes.

The indenture provides that if an Event of Default with respect to any series of notes shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes of that series then outstanding may declare the principal amount of all the notes of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled. Any past defaults and the consequences of the defaults may be waived by the holders of a majority in principal amount of the notes of that series then outstanding, except for a default in the payment of principal of or interest on notes of that series, which default cannot be waived. The indenture also permits Whirlpool to omit compliance with certain covenants in the indenture with respect to notes of any series upon waiver by the holders of a majority in principal amount of the notes of such series then outstanding.

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default with respect to any series of notes shall occur and be continuing, the trustee shall be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request or direction of any of the holders of that series, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in aggregate principal amount of the notes of each series affected by an Event of Default and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right by virtue or by availing of any provision of the indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to notes of that series and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes of that series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes of that series a direction inconsistent with such request. However, the right of a holder of any note to receive payment of the principal of and any interest on such note on or after the due dates expressed in such note, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Modification of the indenture

The indenture contains provisions permitting Whirlpool and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes of each series at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the indenture or any supplemental indenture with respect to the notes of such series or modifying in any manner the rights of the holders of the notes of such series; provided that no such supplemental indenture may (1) extend the final maturity of any note, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of notes to institute suit for payment thereof or, if the notes provide therefor, any right of repayment at the option of the holders of the notes, without the consent of the holder of each note so affected, or (2) reduce the percentage of notes of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all notes of such series so affected. Additionally, in certain prescribed instances, Whirlpool and the trustee may execute supplemental indentures without the consent of the holders of notes.

Satisfaction and discharge of indenture

With respect to the notes of a series, the indenture will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all the notes of such series or the deposit with the trustee of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the indenture and the terms of the notes of such series, provided that certain specified obligations shall survive, such as, among other things, Whirlpool’s obligation to pay the principal of and interest on the notes of such series.

Defeasance and covenant defeasance

The indenture provides that, if the defeasance provisions of the indenture are made applicable to the notes of a certain series pursuant to certain provisions of the indenture, then Whirlpool may elect either (1) to terminate, and be deemed to have satisfied, all its obligations with respect to such notes, except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes, to compensate and indemnify the trustee and to punctually, pay or cause to be paid the principal of, and interest on, all notes of such series when due (“defeasance”), or (2) to be released from its obligations with respect to such notes under certain covenants of the indenture, including the “—Limitations on Liens” and “—Restrictions on Sales and Leasebacks” and certain requirements as to maintenance of Principal Properties and payment of taxes and other claims (“covenant defeasance”), upon the deposit with the trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms, without consideration of any reinvestment, will provide money, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and interest, if any, on the outstanding notes of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, Whirlpool has delivered to the trustee an opinion of counsel with regard to certain matters, including an opinion to the effect that the Holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted treasury rate”    means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Attributable debt”    means the amount determined by multiplying the greater, at the time such transaction is entered into, of (i) the fair value of the real property subject to such arrangement (as determined by Whirlpool) or (ii) the net proceeds of the sale of such real property to the lender or investor, by a fraction of which the numerator is the unexpired initial term of the lease of such real property as of the date of determination and of which the denominator is the full initial term of such lease. Sales and Leasebacks with respect to facilities financed with certain tax exempt securities are excepted from the definition.

“Below investment grade rating event”    means the rating on the notes are lowered and the notes are rated below an Investment Grade Rating by any two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade below investment grade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business day”    means any day, other than a Saturday or Sunday, that is not a legal holiday, or a day on which banking institutions are authorized or required by law or regulation to close in New York City.

“Comparable treasury issue”    means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable treasury price”    means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Change of control”    means the occurrence of any of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Whirlpool and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Whirlpool or one of its subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner,” (as that term is defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of more than 50% of the then outstanding number of shares of Whirlpool’s voting stock; or

•	the first day on which a majority of the members of Whirlpool’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) Whirlpool becomes a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the notes and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

“Change of control repurchase event”    means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated net tangible assets”    means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting (i) all current liabilities, excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of Whirlpool and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Continuing directors”    means, as of any date of determination, members of the Board of Directors of Whirlpool who (i) were members of such Board of Directors on the date of the issuance of the notes; or (ii) were nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (i) or (ii) of this definition who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Whirlpool’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch”    means Fitch, Inc.

“Funded debt”    means all indebtedness for money borrowed, or evidenced by a bond, debenture, note or similar instrument or agreement whether or not for money borrowed, having a maturity of more than twelve (12) months from the date as of which the amount thereof is to be determined or having a maturity of less than twelve (12) months but by its terms being renewable or extendible beyond twelve (12) months from such date at the option of the borrower.

“Government obligations”    means, unless otherwise specified pursuant to the provisions of the indenture, securities which are (i) direct obligations of the government which issued the currency in which the securities of any series are payable or (ii) obligations of a Person controlled or supervised by, or acting as an agency or instrumentality of, the government which issued the currency in which the securities of such series are payable, the payment of which obligations is unconditionally guaranteed by such government, and which, in either case, are full faith and credit obligations of such government, are payable in the currency in which the securities of such series are payable and which are not callable or redeemable at the option of the issuer thereof.

“Investment grade rating”    means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P and Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Lien”    means any pledge, mortgage or other lien, including lease purchase, installment purchase and other title retention financing arrangements, on or in respect of any Principal Property owned or leased by Whirlpool or any Restricted Subsidiary, or on any shares of stock or Debt of any Restricted Subsidiary.

“Moody’s”    means Moody’s Investors Service, Inc.

“Person”    means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Principal property”    means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by Whirlpool or any Restricted Subsidiary, used primarily for manufacturing and located in the United States, the gross book value on the books of Whirlpool or such Restricted Subsidiary (without deduction of any depreciation reserve) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such building, structure or other facility or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (i) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof), or (ii) which, in the opinion of the Board of Directors of Whirlpool, is not of material importance to the total business conducted by Whirlpool and its Restricted Subsidiaries taken as a whole.

“Quotation agent”    means the Reference Treasury Dealer appointed by us.

“Rating agencies”    means (i) each of Fitch, Moody’s and S&P; and (ii) if Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Reference treasury dealer”    means any one of the four primary U.S. Government securities dealers in the United States of America selected by us.

“Reference treasury dealer quotations”    means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Restricted subsidiary”    means any Subsidiary (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, or (b) which owns or leases any Principal Property; provided, however, that the term “Restricted Subsidiary” shall not include any Subsidiary (1) more than 80% of whose revenues during the four preceding calendar quarters, if any, were derived from, and more than 80% of whose assets are related to, the financing of foreign Subsidiaries, or the financing of sales or leasing to

Persons other than Whirlpool or any other Restricted Subsidiary, (2) which is primarily engaged in holding or developing real estate or constructing buildings or designing, constructing or otherwise manufacturing structures, equipment, systems, machines, devices or facilities for the control or abatement of atmospheric pollutants or contaminants, water pollution, noise, odor or other pollution or waste disposal, (3) which is a bank, insurance company or finance company, (4) which is or was a “DISC” (Domestic International Sales Corporation) or a “FSC” (Foreign Sales Corporation), as defined in Sections 992 or 922, respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), or which receives similar tax treatment under any subsequent amendments thereto or successor laws thereof, or (5) which is any other financial entity whose accounts as of the date of determination are not required to be consolidated with the accounts of Whirlpool in its audited consolidated financial statements (but such Subsidiary shall be excluded pursuant to any of clauses (1) through (5) of this proviso only so long as it shall not own any Principal Property).

“S&P”    means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary”    means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Whirlpool or by one or more other Subsidiaries, or by Whirlpool and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Book-entry delivery and form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as

“indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the

Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global clearance and settlement procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain material United States federal tax considerations

TO ENSURE COMPLIANCE WITH UNITED STATES TREASURY CIRCULAR 230, WE INFORM YOU THAT ANY TAX ADVICE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE CODE. THE TAX DISCUSSION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE NOTES. EACH TAXPAYER SHOULD SEEK ADVICE AS TO THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general discussion of certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes by initial holders of notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price (generally the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code and assumes that such issue price is the price stated on the cover of this offering memorandum. This discussion assumes that the notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances or special tax rules that may apply to a particular Holder based on its status (including, for example, a bank, a financial institution, a broker-dealer, an insurance company, a passive foreign investment company, a controlled foreign corporation, an individual retirement or other tax-deferred account, an S corporation, a broker-dealer or dealer or trader in securities or currencies, a tax-exempt organization, a partnership or other pass-through entity, an expatriate, a real estate investment trust, a regulated investment company, or a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A

Non-U.S. Holder is a Holder that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner thereof will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the notes should consult their tax advisors as to the tax consequences to them of the purchase, ownership and disposition of the notes by the partnership.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

Certain contingent payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes (for example, a repurchase upon a Change of Control Repurchase Event (as defined in “Description of the Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event”). The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. We intend to take the position that the contingencies associated with such payments on the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. federal income taxation of U.S. holders

Payments of interest

Interest on a note will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes. See the discussion below under “Information Reporting and Backup Withholding” regarding certain information we may be required to provide to the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders.

Disposition

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder, less any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the notes had been held by such U.S. Holder for more than one year at the time of disposition. In the case of individual U.S. Holders, long-term capital gain is currently subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitations.

A U.S. Holder that sells a note between interest payment dates will be required to treat as ordinary interest income an amount equal to interest that has accrued through the date of sale that has not been previously included in income.

Medicare net investment income tax

A tax of 3.8% is imposed on the “net investment income” of certain individuals, trusts and estates on the lesser of (1) the taxpayer’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the taxpayer’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include gross income from interest on the notes and net gain attributable to the disposition of certain property, such as the notes, less certain deductions, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective investors should consult their own tax advisors regarding the applicability of this tax in their particular circumstances in respect of their investment in the notes.

U.S. federal income taxation of non-U.S. holders

Payments of interest

Subject to the discussions of FATCA legislation and backup withholding below, payments of interest on the notes to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax or U.S. withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained in the United States by the Non-U.S. Holder, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is actually or constructively related to us through stock ownership; and

•

either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN (or a suitable substitute or successor form) has been received by it from the Non-U.S. Holder or a qualifying intermediary and furnishes a copy to our agent; provided that a non-United States Financial Institution may fulfill the certification requirement by providing a Form W-8IMY (or successor form) to us certifying that it has entered into an agreement with the IRS to be treated as a qualifying intermediary.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, the U.S. federal withholding tax rate under a tax treaty (a “Treaty Rate”), or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to the U.S. federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax rates on a net income basis as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Rate to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not serve to avoid withholding if we have actual knowledge or reason to know that statements on the form are false.

If interest on the notes is “effectively connected”, as that term is defined in the Code and the Treasury Regulations, with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to an additional branch profits tax at a rate of 30% (unless reduced by treaty) in respect of such interest. A Non-U.S. Holder that is engaged in the conduct of a trade or business in the United States is urged to consult its tax advisors regarding the U.S. tax consequences of the ownership and disposition of the notes.

Disposition

Subject to the discussions of FATCA legislation and backup withholding below, except with respect to accrued and unpaid interest (which is subject to the rules discussed above under “—Payment of Interest”), a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the Non-U.S. Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the Non-U.S. Holder will be subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of U.S. Holders—Disposition” unless an applicable treaty provides otherwise, and if such holder is a corporation, it may be subject to an additional 30% branch profits tax. Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payments of Interest.”

Information reporting and backup withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A U.S. Holder may be subject to information reporting and to backup withholding at a current rate of 28% with respect to payments of principal and interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on IRS Form W-8BEN (or successor form) or has otherwise established an exemption (provided that neither Whirlpool nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if, at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, and the Non-U.S. Holder does not establish an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the effect, if any, of these rules on their particular situation.

Foreign account tax compliance act

Recent legislation (“FATCA legislation”) generally imposes a withholding tax of 30% on payments of interest or gross proceeds from the disposition of a debt instrument to (i) a “foreign financial institution” (as defined in the Code) (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution is “deemed compliant,” complies with an applicable intergovernmental agreement and/or enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution in certain cases (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Although the FATCA legislation applies to all debt instruments issued on or after January 1, 2013, the date for implementation of withholding taxes under FATCA legislation has been extended by Treasury Regulations and other guidance to July 1, 2014 for payment of fixed and determinable annual or periodic income, including interest, and to January 1, 2017 for other “withholdable payments,” including payments of gross proceeds. After these dates, payments of interest on, or gross proceeds from the sale of, debt instruments made to such non-United States entities generally will be subject to the new information reporting regime and related withholding taxes, although a payment that would otherwise be subject to withholding tax under the FATCA legislation may also be exempt from withholding under various intergovernmental agreements entered into by the United States and foreign governments. However, under a “grandfathering” rule, this withholding tax will not apply to payments (of interest or gross proceeds) on a debt instrument issued prior to July 1, 2014, such as the notes (except to the extent that such instrument is modified after such date in a manner that results in such instrument being treated as a new debt instrument for federal income tax purposes). Prospective purchasers of the notes should consult their own tax advisors regarding the implications of the FATCA legislation on their investment in the notes.

Underwriting

We and J.P. Morgan Securities LLC and RBS Securities Inc., the representatives for the underwriters for the offering, have entered into an underwriting agreement with respect to the notes. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Underwriters	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes

J.P. Morgan Securities LLC	$	$	$
RBS Securities Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Total	$	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes of each series directly to the public at the offering prices set forth on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the          notes,     % of the principal amount of the          notes and     % of the principal amount of the          notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the          notes,     % of the principal amount of the          notes and     % of the principal amount of the          notes on sales to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of notes):

Paid by Whirlpool
	Notes		Notes		Notes

Per Note		%		%		%
Total	$		$		$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts, will be approximately $        .

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes of each series are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for any series of notes or that active public markets for the notes will develop. If active public markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the representatives, on behalf of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the notes. The representatives will not be required to engage in these activities, and may engage in these activities, or may end any of these activities, at any time without notice.

The representatives may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter-market or otherwise. If underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including acting as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may routinely hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Under our Credit Agreement dated June 28, 2011, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and fronting agent and also a lender thereunder. The Royal Bank of Scotland PLC, an affiliate of RBS Securities Inc., is syndication agent and also a lender thereunder. BNP Paribas, an affiliate of BNP Paribas Securities Corp., and Citibank, N.A., an affiliate of Citigroup Global Markets Inc., are documentation agents under the Credit Agreement and also lenders thereunder. J.P. Morgan Securities LLC and RBS Securities Inc. are also joint lead arrangers and joint bookrunners.

Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent that they hold any of the securities being repaid and the net proceeds are used to repay such securities.

Selling restrictions

Notice to prospective investors in the european economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive;

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the notes in respect of which this prospectus supplement is being delivered will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. Mayer Brown LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-3932) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and
•	our Current Reports on Form 8-K filed on January 15, 2014, January 28, 2014 and February 19, 2014.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein), by request directed to Whirlpool’s Investor Relations Department, 2000 North M-63, Benton Harbor, Michigan 49022-2692, telephone number (269) 923-2641.

PROSPECTUS

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Common Stock

Warrants

Purchase Contracts

Units

Hybrid Securities Combining Elements of the Foregoing

Whirlpool Corporation may offer from time to time, in one or more offerings, any combination of its senior debt securities, subordinated debt securities, preferred stock, common stock, warrants, purchase contracts, units and hybrid securities combining elements of the foregoing.

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “WHR”.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the securities described in this prospectus.

Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of the securities described in this prospectus, you should carefully read the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website or at the SEC’s Public Reference Room as described under “Where You Can Find More Information.”

The terms “Whirlpool Corporation,” “we,” “us,” and “our” as used in this prospectus refer to Whirlpool Corporation and its subsidiaries unless the context otherwise requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

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OUR COMPANY

We are the world’s leading manufacturer and marketer of major home appliances. We were incorporated in Delaware in 1955 as the successor to a business that traces its origin to 1898. We manufacture products in 12 countries under 13 principal brand names and market products in nearly every country around the world. Our principal executive office is located at 2000 North M-63, Benton Harbor, Michigan 49022-2692, telephone number (269) 923-5000. We maintain an Internet website at http://www.whirlpoolcorp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

R ISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements set forth our current expectations or forecasts of future events. You can identify these statements by forward-looking words such as “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “outlook,” “trends,” “future benefits,” “strategies,” “goals” and similar words. In addition, statements that we make in this prospectus and the documents we incorporate by reference that are not statements of historical fact may also be forward-looking statements.

Forward-looking statements are not guarantees of our future performance and involve risks, uncertainties and assumptions that may cause our actual results, performance or achievement to differ materially from the expectations we describe in our forward-looking statements. You should not place undue reliance on forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise. You should be aware that the factors we discuss in “Risk Factors,” and elsewhere in this prospectus, could cause our actual results to differ from future results expressed or implied by any forward-looking statements. In addition to causing our actual results to differ, these factors may cause our intentions to change from those that have been stated. Such changes in our intentions may also cause our actual results to differ. We may change our intentions at any time and without notice.

Forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus or the date of such documents incorporated by reference herein, as applicable, and we undertake no obligation to update them.

SELECTED FINANCIAL DATA

The following table sets forth historical selected financial information for Whirlpool Corporation. Effective January 1, 2012, we adopted the provisions of amendments to Accounting Standards Codification (“ASC”) 220 “Comprehensive Income”. These amendments affect only the display of information and do not change existing recognition and measurement requirements in our consolidated financial statements. The following selected financial information revises historical information to illustrate the new presentation required by these amendments for the periods presented.

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Whirlpool Corporation

Consolidated Statements of Comprehensive Income (Unaudited)

Year Ended December 31,

(Millions of dollars)

Millions of dollars	2011	2010	2009
Net earnings	$408	$650	$354
Other comprehensive income, net of tax:
Foreign currency	(122)	(23)	310
Derivative instruments	(100)	16	180
Pension and postretirement benefits	(112)	(5)	(82)
Available for sale investments	(4)	(10)	1

Total other comprehensive income	(338)	(22)	409

Comprehensive income	70	628	763
Less: Comprehensive income available to noncontrolling interests	13	34	44

Comprehensive income available to Whirlpool	$57	$594	$719

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in

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any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below filed by us with the SEC (File No. 1-3932) (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Current Reports on Form 8-K filed on February 24, 2012, March 20, 2012, April 19, 2012, and April 20, 2012; and

•	the description of our common stock contained in our Current Report on Form 8-K filed on April 23, 2009, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to you, upon oral or written request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein), by request directed to Whirlpool’s Investor Relations Department, 2000 North M-63, Benton Harbor, Michigan 49022-2692, telephone number (269) 923-2641.

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